Exhibit 99.1

Actinium Pharmaceuticals, Inc. Announces Closing of $25.0 Million Public Offering

NEW YORK, NY – June 19, 2020 – Actinium Pharmaceuticals, Inc. (NYSE AMERICAN: ATNM) (“Actinium” or “the Company”) today announced the closing of its previously announced public offering of 76,923,077 shares of its common stock (or common stock equivalents in lieu thereof) at a price to the public of $0.325 per share of common stock (or common stock equivalent). The aggregate gross proceeds from this offering are approximately $25.0 million, before deducting placement agent fees and other estimated offering expenses payable by Actinium.

H.C. Wainwright & Co. acted as exclusive lead placement agent for the offering. Maxim Group LLC and JonesTrading Institutional Services LLC acted as co-placement agents for the offering.

Actinium intends to use the net proceeds from the offering to complete its ongoing pivotal, Phase 3 SIERRA trial for its lead product candidate, Iomab-B, prepare and submit a Biologics License Application (“BLA”) to the U.S. Food and Drug Administration (“FDA”) and Marketing Authorization Application (“MAA”) to the European Medicines Agency (“EMA”) as well as commercialization activities for Iomab-B in the United States. Net proceeds from this offering will also be used to progress Phase 1 trials for its refocused CD33 program to the proof of concept stage, to support its AWE Technology Platform, Iomab-ACT program, research and development and for general working capital needs.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on October 12, 2017. The offering was made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement describing the terms of the offering was filed with the SEC on June 16, 2020 and is available on the SEC’s website at www.sec.gov. The final prospectus supplement, dated June 16, 2020, and accompanying prospectus relating to the offering was filed with the SEC on June 18, 2020 and is available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus relating to the offering may also be obtained from H.C. Wainwright & Co., LLC, 430 Park Avenue 3rd Floor, New York, NY 10022, by telephone: (646) 975-6996 or by e-mail: placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Actinium Pharmaceuticals, Inc.

Actinium Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing ARCs or Antibody Radiation-Conjugates, which combine the targeting ability of antibodies with the cell killing ability of radiation. Actinium’s lead application for our ARCs is targeted conditioning, which is intended to selectively kill patient’s cancer cells and certain immune cells prior to a BMT or Bone Marrow Transplant, CAR-T and other cell therapies or gene therapy to enable engraftment of these transplanted cells with minimal toxicities. With our ARC approach, we seek to improve patient outcomes and access to these potentially curative treatments by eliminating or reducing the non-targeted chemotherapy that is used for conditioning in standard practice currently. Our lead product candidate, Iomab-B is being studied in the ongoing pivotal Phase 3 Study of Iomab-B in Elderly Relapsed or Refractory Acute Myeloid Leukemia (SIERRA) trial for BMT conditioning. The SIERRA trial is over fifty percent enrolled and promising single-agent, feasibility and safety data has been highlighted at ASH, TCT, ASCO and SOHO annual meetings. Beyond Iomab-B, we are developing a multi-disease, multi-target pipeline of clinical-stage ARCs targeting the antigens CD45 and CD33 for targeted conditioning and as a therapeutic either in combination with other therapeutic modalities or as a single agent for patients with a broad range of hematologic malignancies including acute myeloid leukemia, myelodysplastic syndrome and multiple myeloma. Underpinning our clinical programs is our proprietary AWE (Antibody Warhead Enabling) technology platform. This is where our intellectual property portfolio of over 120 patents, know-how, collective research and expertise in the field are being leveraged to construct and study novel ARCs and ARC combinations to bolster our pipeline for strategic purposes. Our AWE technology platform is currently being utilized in a collaborative research partnership with Astellas Pharma, Inc.

Forward-Looking Statements for Actinium Pharmaceuticals, Inc.

This press release may contain projections or other “forward-looking statements” within the meaning of the “safe-harbor” provisions of the private securities litigation reform act of 1995 regarding future events or the future financial performance of the Company which the Company undertakes no obligation to update, including but not limited to, statements relating to the Company’s expectations regarding the intended use of proceeds of the public offering. These statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with preliminary study results varying from final results, estimates of potential markets for drugs under development, clinical trials, actions by the FDA and other governmental agencies, regulatory clearances, responses to regulatory matters, the market demand for and acceptance of Actinium’s products and services, performance of clinical research organizations and other risks detailed from time to time in Actinium’s filings with the SEC, including without limitation its most recent annual report on form 10-K, subsequent quarterly reports on Forms 10-Q and Forms 8-K, each as amended and supplemented from time to time.

Contacts:

Investors:

Hans Vitzthum
LifeSci Advisors, LLC
Hans@LifeSciAdvisors.com
(617) 535-7743